ROYALTY PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this first day of March, 2012 by and between Recap Marketing and Consulting, LLP, 12000 Westheimer Suite 340, Houston, Texas 77077, (“Seller”) and Arrayit Diagnostics, Inc. Nevada corporation (“Purchaser”).

The Seller is the record owner and holder of 20% royalties of the sales of Arrayit Diagnostic’s ovarian cancer test.

In consideration of the mutual agreements contained in this document, it is hereby agreed as follows:

1.	PURCHASE AND SALE: Subject to the terms and conditions stated in this Agreement, the Seller shall sell, and relinquish all rights to the Purchaser its 20% royalty rights, referenced in the Recap Marketing & Consulting LLP’s consulting agreement of August 11, 2009. All other parts of the agreement whether consideration or consulting remain intact.
2.	AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out in Exhibit “A” attached to this Agreement and incorporated herein for all purposes as if set forth in full.
3.	REPRESENTATIONS AND WARRANTIES OF SELLER. The seller is a Limited Liability Partnership that is duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority to carry on its business as it is now being conducted. The Seller is an accredited investor. Upon payment of the consideration for the royalties, Seller shall have no further right or interest in any royalties of any kind in the sales of Arrayit Diagnostics, Inc.
4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER. There is no liability, and no causes of action between the parties once the purchaser has paid.
5.	REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.
6.	GENERAL PROVISIONS. (a) Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. (b) Governing Law. This agreement shall be governed by Texas Law.

Seller: Hunter Carr, General Partner	Buyer:

Recap Marketing and Consulting, LLP 12000 Westheimer Suite 340	By:
Houston, Texas 77077	Arrayit Diagnostics, Inc.
John Howell, CEO
1950 Cinnamon Teal Dr.
Redmond, Or 97756

Email: jsamarketing@live.com

EXHIBIT “A”

AMOUNT AND PAYMENT OF PURCHASE PRICE

Consideration: As total consideration for the purchase of the 20% Royalty right, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of 385,000 shares of common stock of Arrayit Diagnostics, Inc. as the full purchase price for the Royalty rights.